Exhibit 99.1

NEWS RELEASE

Global Power ♦ 400 E Las Colinas Blvd., Suite 400 ♦ Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Reports Third Quarter 2017 Financial Results

IRVING, Texas, January 31, 2018 – Global Power Equipment Group Inc. (OTC: GLPW) (“Global Power” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2017. The delay in reporting the Company’s financial results for the first nine months of 2017 was due to the time it took to prepare and audit the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which included the restatement of certain prior period financial results and was filed on March 15, 2017 and the Annual Report on Form 10-K for the year ended December 31, 2016, which was filed on September 12, 2017, and to prepare and review the Quarterly Reports on Form 10-Q for the first and second quarters of 2017 which were filed on December 19, 2017.

As previously reported, during the third quarter of 2017, the Company sold substantially all of the operating assets and liabilities of its Mechanical Solutions segment, as well as its manufacturing facility and remaining production equipment in Mexico. These sales were completed in October 2017. Accordingly, this segment has been presented as a discontinued operation for all periods presented.

Craig Holmes and Tracy Pagliara, Co-Presidents and Co-CEOs of Global Power, commented, “Our Services segment continues to be our best performing business unit. The future is starting to look more promising as we are active on the Plant Vogtle Units 3 & 4 nuclear expansion project, and are pursuing additional opportunities that capitalize on our service capabilities while diversifying our revenue.”

They added, “In addition, our strategic initiatives continue with a sense of urgency, including the review of strategic alternatives for the Electrical Solutions segment. While the Koontz-Wagner Houston operation experienced a challenging 2017, we believe 2018 is positioned to be a better year overall.”

Consolidated Results for the Three Months ended September 30, 2017 (compared with the corresponding period in 2016 unless noted otherwise)

•

Revenue from continuing operations was $50.6 million compared with $66.0 million, a $15.4 million decline.  As discussed below, Services’ revenue declined $8.3 million and Electrical Solutions’ declined $7.1 million.

•

Cost reductions and expense management helped to drive a $0.8 million net decline in operating expenses. These cost reductions resulted in $2.1 million of improvements, or 14.9%, which were partially offset by $1.3 million of incremental severance expense.

•	Interest expense increased $1.9 million, resulting from a weighted average interest rate of 20.3% compared with 9.2% for the 2016 quarter.
•	Loss from continuing operations was $18.4 million, or $(1.04) per share. Net loss was $17.0 million, or $(0.96) per share.
•	At the end of the period, backlog was $173.2 million, of which $118.3 million, or 68.3%, was related to the Services segment.

Business Segment Review for the Three Months Ended September 30, 2017 (compared with the corresponding period in 2016 unless noted otherwise)

Services segment:

•

Services revenue of $39.0 million was down $8.3 million due primarily to the divestiture of Hetsco, Inc., a wholly owned subsidiary (“Hetsco”), in January 2017, which accounted for $6.3 million of the decline. Also, timing of the completion of several fixed-price nuclear projects resulted in a $2.7 million decrease in revenue.

Global Power Reports Third Quarter 2017 Financial Results

January 31, 2018

•

Gross profit of $4.8 million declined $1.9 million, essentially all of which was due to the Hetsco divestiture. Gross margin was 12.2% compared with 14.1% for the 2016 quarter. The 2017 period includes $5.1 million of zero margin revenue associated with estimated loss contracts which decreased the gross margin by 180 basis points.

•

Services operating income was $1.4 million, a $0.2 million decrease. Substantially offsetting the lower gross profit was a $1.1 million decrease in operating expenses due to the Hetsco divestiture and a $0.7 million decrease in operating expenses resulting from a reorganization within the Services segment.

Electrical Solutions segment:

•	Revenue for the segment was down $7.1 million to $11.6 million, mostly resulting from the closure of the Company’s Chattanooga facility, which led to the loss of a major customer.
•

Gross profit declined $8.5 million to a $5.9 million loss. In addition to the impact of lower revenue, the segment recorded $7.4 million for estimated losses on certain contracts in the third quarter of 2017, of which $7.2 million was attributed to our Houston, Texas facility, compared with $1.0 million for similar losses in the comparable 2016 quarter.

•	Electrical Solutions operating loss increased $8.8 million to $8.6 million due primarily to the decrease in gross profit.

Consolidated Results for the Nine Months ended September 30, 2017 (compared with the corresponding period in 2016 unless noted otherwise)

Revenue from continuing operations was $173.9 million compared with $230.4 million, a $56.5 million decline. Gross profit from continuing operations decreased $30.3 million to a loss of $4.0 million. Operating loss from continuing operations was $41.8 million, a $13.1 million decline; however, operating expenses of $37.8 million declined $17.2 million, or 31.3%. Interest expense increased $1.2 million, resulting from a weighted average interest rate of 18.7% compared with 10.5% in the 2016 corresponding period. Loss from continuing operations was $48.2 million, or $(2.74) per share. Net loss was $48.7 million, or $(2.77) per share.

Liquidity Update

As of January 26, 2018, the Company had $17.1 million in cash and equivalents on-hand, including $11.6 million in restricted cash, and had an outstanding gross debt balance of approximately $25.4 million.

For the nine months ended September 30, 2017, the Company consumed $19.0 million of cash in operations, including discontinued operations.  Since June 2017, the Company’s liquidity has remained very constrained as a result of continued losses, inconsistent cash flows from operations and the inability to borrow additional amounts for short-term working capital needs or issue additional standby letters of credit.

Management continues to assess and implement steps in its liquidity plan and is working with lenders to establish a new asset-based revolving line of credit. The additional lending facility, if obtained, will be used to release cash currently restricted as collateral for letters of credit which will be used to reduce long-term debt and provide additional liquidity for operations.

Update on Financial Reporting for 2017

The Company expects to file its annual report on Form 10-K for the year ended December 31, 2017 by the April 2, 2018 filing deadline.

Webcast and Teleconference

The Company will host a conference call on Thursday, February 1, 2018, at 10:00 a.m. Eastern time (9:00 a.m. Central). A webcast of the call and an accompanying slide presentation will be available at www.globalpower.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available from 1:00 p.m. Eastern time  (12:00 p.m. Central) on the day of the teleconference until the end of day on February 15, 2018. To listen to the audio replay, dial 412-317-6671 and enter conference ID number 13675703.  Alternatively, you may access the webcast replay at http://ir.globalpower.com/, where a transcript will be posted once available.

Global Power Reports Third Quarter 2017 Financial Results

January 31, 2018

About Global Power

Global Power is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.

Additional information about Global Power can be found on its website:  www.globalpower.com.

Forward-looking Statement Disclaimer
This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the Company’s ability to comply with the terms of its debt instruments, the timing and the Company’s ability to file its Annual Report on Form 10-K for its 2017 fiscal year and regain SEC reporting compliance, if at all, the timing or outcome of its strategic alternative initiatives for its Electrical Solutions segment, the expected timing of shipments and other related matters. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties, including our ability to comply with the terms of our credit facility and enter into new lending facilities and access letters of credit and to remain as a publicly reporting entity pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, including competitors being awarded business by our customers that we previously provided, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, changes in the economic and social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy, and any suspension of our continued reporting obligations under the Exchange Act.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of the Annual Report on Form 10-K for its 2016 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

Financial Tables Follow.

Global Power Reports Third Quarter 2017 Financial Results

January 31, 2018

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands, except share and per share amounts)	2017	2016	2017	2016
Revenue
Services	$39,040	$47,364	$138,253	$171,902
Electrical Solutions	11,590	18,682	35,669	58,521
Total revenue	50,630	66,046	173,922	230,423
Cost of revenue
Services	34,280	40,688	132,694	150,158
Electrical Solutions	17,475	16,070	45,205	53,947
Total cost of revenue	51,755	56,758	177,899	204,105

Gross profit (loss)	(1,125)	9,288	(3,977)	26,318
Gross margin	(2.2)%	14.1%	(2.3)%	11.4%

Selling and marketing expenses	995	1,382	2,872	4,551
General and administrative expenses	11,148	11,560	31,930	37,526
(Gain) loss on sale of business and net assets held for sale	—	9	(239)	8,202
Depreciation and amortization expense(1)	1,168	1,152	3,282	4,801
Total operating expenses	13,311	14,103	37,845	55,080

Operating income (loss)	(14,436)	(4,815)	(41,822)	(28,762)
Operating margin	(28.5)%	(7.3)%	(24.0)%	(12.5)%

Interest expense, net	3,639	1,774	7,583	6,408
Other (income) expense, net	(9)	(89)	(9)	11
Total other (income) expenses, net	3,630	1,685	7,574	6,419

Loss from continuing operations before income tax expense	(18,066)	(6,500)	(49,396)	(35,181)
Income tax expense (benefit)	317	266	(1,211)	1,154
Loss from continuing operations	(18,383)	(6,766)	(48,185)	(36,335)

Income (loss) from discontinued operations before income tax expense (benefit)	541	178	112	76
Income tax expense (benefit)	(855)	142	578	368
Income (loss) from discontinued operations	1,396	36	(466)	(292)

Net loss	$(16,987)	$(6,730)	$(48,651)	$(36,627)

Basic earnings (loss) per common share
Loss from continuing operations	$(1.04)	$(0.39)	$(2.74)	$(2.10)
Earnings (loss) from discontinued operations	0.08	—	(0.03)	(0.01)
Basic earnings (loss) per common share	$(0.96)	$(0.39)	$(2.77)	$(2.11)

Diluted earnings (loss) per common share
Loss from continuing operations	$(1.04)	$(0.39)	$(2.74)	$(2.10)
Earnings (loss) from discontinued operations	0.08	—	(0.03)	(0.01)
Diluted loss per common share	$(0.96)	$(0.39)	$(2.77)	$(2.11)

Weighted average common shares outstanding (basic and diluted)	17,707,459	17,396,079	17,577,358	17,319,546

(1)

Excludes depreciation and amortization for the three months ended September 30, 2017 and 2016 of $0.2 million and $0.3 million, respectively, and for the nine months ended September 30, 2017 and 2016 of $0.6 million and $0.9 million, respectively included in cost of revenue.

Global Power Reports Third Quarter 2017 Financial Results

January 31, 2018

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
($ in thousands, except share and per share amounts)	2017	2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$8,203	$2,805
Restricted cash	12,070	8,765
Accounts receivable, net of allowance of $1,513 and $1,289, respectively	42,081	35,083
Inventories:
Raw material	604	657
Inventory reserve	(321)	(312)
Costs and estimated earnings in excess of billings	18,465	25,807
Other current assets	5,945	5,304
Current assets of discontinued operations	56,029	57,301
Assets held for sale-Hetsco	—	22,832
Total current assets	143,076	158,242

Property, plant and equipment, net	5,707	7,278
Goodwill	35,400	35,400
Intangible assets, net	22,826	24,801
Other long-term assets	600	626
Long-term assets of discontinued operations	—	8,016
Total assets	$207,609	$234,363

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,368	$13,470
Accrued compensation and benefits	10,093	8,560
Billings in excess of costs and estimated earnings	9,746	6,700
Accrued warranties	1,215	1,307
Current portion of long-term debt, net	10,190	—
Other current liabilities	22,664	19,357
Current liabilities of discontinued operations	27,136	26,797
Liabilities related to assets held for sale-Hetsco	—	1,151
Total current liabilities	98,412	77,342
Long-term debt, net	45,061	45,341
Deferred tax liabilities	15,791	17,019
Other long-term liabilities	2,331	2,509
Long-term liabilities of discontinued operations	2,985	5,018
Total liabilities	164,580	147,229
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 19,189,764 and 18,855,409 shares issued, respectively, and 17,801,095 and 17,485,941 shares outstanding, respectively	192	188
Paid-in capital	78,567	76,708
Accumulated other comprehensive loss	(6,626)	(9,513)
Retained earnings (deficit)	(29,090)	19,764
Treasury stock, at par (1,388,669 and 1,369,468 common shares, respectively)	(14)	(13)
Total stockholders’ equity	43,029	87,134
Total liabilities and stockholders’ equity	$207,609	$234,363

Global Power Reports Third Quarter 2017 Financial Results

January 31, 2018

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
(in thousands)	2017	2016
Operating activities:
Net loss	$(48,651)	$(36,627)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations	466	292
Deferred income tax expense (benefit)	(1,228)	1,047
Depreciation and amortization on plant, property and equipment and intangible assets	3,872	5,706
Amortization of deferred financing costs	526	173
Loss on disposals of property, plant and equipment	30	65
(Gain) loss on sale of business and net assets held for sale	(239)	8,202
Bad debt expense	190	(130)
Stock-based compensation	1,994	1,236
Payable-in-kind interest	2,004	—
Changes in operating assets and liabilities, net of business sold:
Accounts receivable	(7,988)	19,423
Inventories	63	116
Costs and estimated earnings in excess of billings	7,821	(6,604)
Other current assets	3,328	(944)
Other assets	3,507	62
Accounts payable	3,861	6,309
Accrued and other liabilities	1,978	766
Accrued warranties	(92)	(1,094)
Billings in excess of costs and estimated earnings	3,046	1,409
Net cash provided by (used in) operating activities, continuing operations	(25,512)	(593)
Net cash provided by (used in) operating activities, discontinued operations	6,534	6,261
Net cash provided by (used in) operating activities	(18,978)	5,668
Investing activities:
Proceeds from sale of business, net of restricted cash and transaction costs	20,206	—
Net transfers of restricted cash	(19)	(8,405)
Proceeds from sale of property, plant and equipment	—	19
Purchase of property, plant and equipment	(208)	(537)
Net cash provided by (used in) investing activities, continuing operations	19,979	(8,923)
Net cash provided by (used in) investing activities, discontinued operations	(56)	4,672
Net cash provided by (used in) investing activities	19,923	(4,251)
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(463)	(231)
Debt issuance costs	(1,872)	—
Dividends paid	(9)	—
Proceeds from long-term debt	171,599	32,200
Payments of long-term debt	(165,515)	(48,097)
Net cash provided by (used in) financing activities, continuing operations	3,740	(16,128)
Net cash provided by (used in) financing activities, discontinued operations	—	—
Net cash provided by (used in) financing activities	3,740	(16,128)
Effect of exchange rate change on cash, continuing operations	—	—
Effect of exchange rate change on cash, discontinued operations	713	287
Effect of exchange rate change on cash	713	287
Net change in cash and cash equivalents	5,398	(14,424)
Cash and cash equivalents, beginning of year	2,805	22,239
Cash and cash equivalents, end of quarter	$8,203	$7,815

Supplemental Disclosures:
Cash paid for interest	$4,736	$4,873
Cash paid for income taxes, net of refunds	$1,259	$1,201
Noncash repayment of revolving credit facility	$(36,224)	$—
Noncash upfront fee related to senior secured term loan facility	$4,550	$—

Global Power Reports Third Quarter 2017 Financial Results

January 31, 2018

GLOBAL POWER EQUIPMENT GROUP INC.

SEGMENT DATA (UNAUDITED)

	Three Months Ended September 30, 2017
($ in thousands)	Services	Electrical Solutions	Corporate	Consolidated
Revenue	$39,040	$11,590	$—	$50,630
Gross profit	$4,760	$(5,885)	$—	$(1,125)
Gross margin	12.2%	(50.8)%	—	(2.2)%
Operating income (loss)	$1,405	$(8,594)	$(7,247)	$(14,436)
Operating margin	3.6%	(74.2)%	—	(28.5)%

	Nine Months Ended September 30, 2017
($ in thousands)	Services	Electrical Solutions	Corporate	Consolidated
Revenue	$138,253	$35,669	$—	$173,922
Gross profit	$5,559	$(9,536)	$—	$(3,977)
Gross margin	4.0%	(26.7)%	—	(2.3)%
Operating income (loss)	$(4,716)	$(16,931)	$(20,175)	$(41,822)
Operating margin	(3.4)%	(47.5)%	—	(24.0)%

CONSOLIDATED BACKLOG (UNAUDITED)

	September 30,	December 31,
(in thousands)	2017	2016
Services	$118,339	$138,567
Electrical Solutions	54,880	55,891
Total	$173,219	$194,458
•

Services backlog as of September 30, 2017 decreased  $20.2 million  from December 31, 2016 due primarily to the completion of the spring outage work related to a maintenance and modification contract. It also decreased as a result of completing several non-recurring fixed-price nuclear projects and performing services on a one-time non-nuclear industrial project. These declines were partially offset by additional volume related to a nuclear coatings contract for construction activities at Plant Vogtle Units 3 and 4.

Global Power Reports Third Quarter 2017 Financial Results

January 31, 2018

GLOBAL POWER EQUIPMENT GROUP INC.

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

ADJUSTED EBITDA CONSOLIDATED

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2017	2016	2017	2016
Net loss-continuing operations	$(18,383)	$(6,766)	$(48,185)	$(36,335)
Add back:
Depreciation and amortization expense	1,354	1,481	3,872	5,706
Loss on sale of business and net assets held for sale	—	9	(239)	8,202
Interest expense, net	3,639	1,774	7,583	6,408
Restatement expenses	637	1,132	3,070	5,587
Stock-based compensation	427	91	1,994	1,236
Income tax expense (benefit)	317	266	(1,211)	1,154
Bank restructuring costs	—		350
Severance costs	1,717	452	1,933	853
Asset disposition costs	311	102	555	564
Franchise taxes	90	115	271	339
Adjusted EBITDA-continuing operations	(9,891)	(1,344)	(30,007)	(6,286)
Adjusted EBITDA-discontinued operations	1,425	1,769	2,959	3,667
Adjusted EBITDA	$(8,466)	$425	$(27,048)	$(2,619)

ADJUSTED EBITDA BY SEGMENT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2017	2016	2017	2016
Services	$1,906	$2,282	$(4,049)	$7,266
Electrical Solutions	(7,305)	1,438	(13,587)	615
Corporate	(4,492)	(5,064)	(12,371)	(14,167)
Adjusted EBITDA-continuing operations	$(9,891)	$(1,344)	$(30,007)	$(6,286)

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of our net loss before interest expense, net and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (foreign currency gain, stock-based compensation, restatement expenses, asset disposition costs, loss on sale of business and net assets held for sale, bank restructuring costs and severance costs), which are not always commensurate with the reporting period in which such items are included. Global Power’s credit facility also contains ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.